Exhibit 99.1

Encision Reports Fiscal Year 2007 Results

BOULDER, Colo., May 15 /PRNewswire-FirstCall/ -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its fiscal year ended March 31, 2007.

Revenue for the fiscal year ended March 31, 2007 was $11 million, representing a 21% increase over revenue of $9.1 million for the prior fiscal year. The Company recorded a net loss of $90 thousand or $.01 per share for the fiscal year 2007 compared to a net loss of $338 thousand or $.05 per share for the fiscal year 2006. Net loss for the fiscal year 2007 includes stock-based compensation expense of $182 thousand, or $.03 per share, due to the implementation of SFAS 123( R ). Financial results prior to fiscal year 2007 did not include stock-based compensation expense. Net loss for the fiscal year 2007 also includes a one-time expense of $73 thousand, or $.01 per share, relating to the costs of obtaining equity capital financing, a project that was subsequently abandoned after the Company obtained a $2 million credit facility from SVB Silicon Valley Bank. Gross profit margin for the fiscal year 2007 was 63% as compared to 61% for the fiscal year 2006.

Revenue for the fourth fiscal quarter ended March 31, 2007 was $2.8 million, representing a 16% increase over revenue of $2.4 million for the prior fiscal year's fourth quarter. The Company recorded a net loss of $177 thousand or $.03 per share for the fourth quarter of fiscal year 2007 compared to a net loss of $41 thousand or $.01 per share for the fourth quarter of fiscal year 2006. Net loss for the fourth quarter of fiscal year 2007 includes stock-based compensation expense of $44 thousand, or $.01 per share, due to the implementation of SFAS 123( R ). Financial results prior to fiscal year 2007 did not include stock-based compensation expense. The increased loss in this fiscal year's fourth quarter as compared to the prior fiscal year's fourth quarter was primarily a result of hiring additional engineers and direct salespeople. Gross profit margins were 63% for the fourth quarters of both fiscal year 2007 and 2006. Gross profit margin for the fourth quarter of fiscal year 2006 was positively impacted by a reduction of warranty expense of $62 thousand. Without the warranty expense reduction, gross profit margin would have been approximately 61%.

“I am pleased to report that we had another fiscal year of accelerating revenue growth," said Jack Serino, President and CEO of Encision Inc. "Starting in the third quarter and continuing through the fourth quarter of fiscal year 2007, we began hiring for additional revenue growth initiatives. These revenue growth initiatives include both the ability to offer a disposable instrument option for each major reusable product and an increase in the number of direct sales territories.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase revenues through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:	Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited)		(Audited)
	Three Months Ended		Fiscal Years Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
Revenue	$2,817	$2,419	$11,010	$9,127
Cost of revenue	1,050	886	4,106	3,568
Gross profit	1,767	1,533	6,904	5,559
Operating expenses	1,947	1,581	7,035	5,913
Operating loss	(180)	(48)	(131)	(354)
Other income	3	7	41	16
Net loss	$(177)	$(41)	$(90)	$(338)
Basis/diluted net
loss per share	$(0.03)	$(0.01)	$(0.01)	$(0.05)

ENCISION INC.
Condensed Balance Sheets
(Audited)
(Amounts in thousands)

	March 31,	March 31,
	2007	2006
Cash and cash
equivalents	$436	$902
Current assets	3,637	3,325
Total assets	4,388	3,817
Current liabilities	1,464	1,085
Shareholders' equity	2,923	2,732
Total liabilities and
shareholders' equity	$4,388	$3,817

SOURCE Encision Inc.
-0-	05/15/2007
/CONTACT: Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com/

/Web site: http://www.encision.com /
(ECI)